Exhibit 10.O

Exhibit O.

Description of Director Retirement Program

Non-management directors who were elected prior to 1997 remain eligible to receive a one-time payment under our Director Retirement Program, which was terminated at the end of 1996.  The amount of the payment is equal to the present value of the product of the annual director’s fee in effect in 1996 ($25,000) and the number of years of service through 1996.  The discount rate used to calculate the present value is a corporate bond benchmark index in effect at the end of the year prior to the year in which an eligible director retires.  The payment is made in February of the year following retirement.